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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 28, 2001


                         CHEQUEMATE INTERNATIONAL, INC.
                         ------------------------------
             (Exact name of Registrant as specified in its Charter)



            Utah                        01-15043                 76-0279816
-------------------------------        -----------           -------------------
(State or other Jurisdiction of        (Commission            (I.R.S. Employer
Incorporation or Organization)          File No.)            Identification No.)



                124 Point West Blvd., St. Charles, Missouri 63301
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                    (Address of Principal Executive Offices)

        Registrant's Telephone Number including Area Code: (636) 724-1004


                   124 Ferry Street S.W., Albany, Oregon 97321
                -------------------------------------------------
         Former name, former address and former fiscal year, if changed since last report.

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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

     At a meeting of the Board of Directors of Chequemate International, Inc. (the "Company"), held on February 27, 2001, J. Michael Heil, Chief Executive Officer and Chairman of the Board of the Company, resigned as President and Chairman of the Board, effective March 1, 2001. To replace Mr. Heil, Chandos Mahon, Chief Operating Officer and Secretary, was appointed as President and Chief Executive Officer, to serve until the next annual meeting of the shareholders or until his successor is elected and qualified. In addition, Thomas Nix was elected as the Chairman of the Board of Directors, to serve until the next annual meeting of the shareholders or until his successor is elected and qualified. Mr. Mahon presently holds a total of 304,306 shares of restricted common stock in the Company, which he received in payment for services rendered, in lieu of salary, and on exercise of an option granted in connection with an employment agreement between Mr. Mahon and the Company. Thomas Nix holds a total of 149,255 shares of restricted common stock of the Company, acquired in connection with the Company's acquisition of VisionComm, Inc., in the end of December, 2000.

     In connection with his resignation, Mr. Heil's employment agreement with the Company will terminate. He will be compensated under the terms of his employment agreement through the date of his termination. Any unvested options held by Mr. Heil will expire.

ITEM 5. OTHER EVENTS

     In connection with the resignation of Mr. Heil, the Company will immediately close its corporate offices in Albany, Oregon, and move its its principal corporate headquarters to 124 Point West Blvd., St. Charles, Missouri 63301, the offices of its wholly-owned subsidiary, VisionComm, Inc.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       REGISTRANT:

                                       CHEQUEMATE INTERNATIONAL, INC.


Date: February 28, 2001                By: /s/ Chandos Mahon
                                          -----------------------------------
                                          Chandos Mahon
                                          Chief Executive Officer

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